August 24, 1999




The Board of Trustees
Oppenheimer Senior Floating Rate Fund
6803 South Tuscon Way
Englewood, Colorado 80112

To the Board of Trustees:

         OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 Class A shares, 100 Class B shares and 100 Class C shares of Oppenheimer Senior Floating Rate Fund (the "Fund") at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $102,000.

         In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of selling such shares or tendering them for repurchase by the Fund.

                                                     Very truly yours,


                                                     /s/ Andrew J. Donohue
                                                     ----------------------
                                                     Andrew J. Donohue
                                                    Executive Vice President &
                                                    General Counsel